Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIO DE JANEIRO
FAX +1 713.229.1522	HONG HONG	RYADH
www.BakerBotts.com		WASHINGTON

April 7, 2014

065485.0171

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (Registration No. 333-194926) (the “Registration Statement”) filed by McDermott International, Inc., a Panamanian corporation (“McDermott”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of (a) McDermott’s unsecured senior debt securities (the “Senior Debt Securities”); (b) McDermott’s unsecured subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (c) shares of common stock, par value $1.00 per share, of McDermott (“Common Stock”); (d) shares of preferred stock, par value $1.00 per share, of McDermott (“Preferred Stock”); (e) warrants to purchase other Securities (“Warrants”); (f) stock purchase contracts of McDermott (“Stock Purchase Contracts”); and (g) stock purchase units of McDermott, consisting of (1) a Stock Purchase Contract and (2) a beneficial interest in Senior Debt Securities, Subordinated Debt Securities or debt obligations of third parties securing the holder’s obligation to purchase Common Stock under Stock Purchase Contracts (“Stock Purchase Units”) that may be issued and sold by McDermott from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with such securities are being passed upon for you by us.

The Registration Statement has been filed with the Commission and became effective upon filing. The Company’s prospectus dated March 31, 2014 and prospectus supplement dated April 1, 2014 relating to the Units (as defined below) (collectively, the “Prospectus”) have been filed with the Commission pursuant to Rule 424(b)(5) under the Act.

On April 1, 2014, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. (the “Underwriter”), providing for the issuance and sale by the Company to the Underwriter of up to 11,500,000 Tangible Equity Units (the “Units”), each with a stated amount of $25.00 and consisting of a prepaid common stock purchase contract (the “Purchase Contracts”) and a 7.75% amortizing note with a final installment payment date of April 1, 2017 (the “Amortizing Notes”).

McDermott International, Inc.	- 2 -	April 7, 2014

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of McDermott’s Amended and Restated Articles of Incorporation and Amended and Restated By-laws, each as amended to date (the “Charter Documents”), the form of Indenture filed as Exhibit 4.1 to the Registration Statement to be executed by McDermott and the trustee thereunder (the “Indenture”) pursuant to which the Amortizing Notes will be issued, the First Supplemental Indenture filed as Exhibit 4.2 to this Current Report on Form 8-K to be executed by McDermott and the trustee thereunder (the “First Supplemental Indenture”) pursuant to which the Amortizing Notes will be issued, the form of Purchase Contract Agreement filed as Exhibit 4.3 to this Current Report on Form 8-K and pursuant to which the Purchase Contracts will be issued, the Underwriting Agreement, the Prospectus and corporate records of McDermott, including minute books as furnished to us by you, certificates of public officials and of representatives of McDermott, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of McDermott and of public officials, and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

In connection with the opinions set forth herein, we have assumed that the Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	the Amortizing Notes will, when they have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of McDermott, enforceable against McDermott in accordance with their respective terms, except as that enforcement is subject to (1) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (3) any implied covenants of good faith and fair dealing.

2.

the Purchase Contracts and the Units will, when they have been duly authorized, executed and authenticated in accordance with the provisions of the Purchase Contract Agreement and delivered and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of McDermott, enforceable

McDermott International, Inc.	- 3 -	April 7, 2014

against McDermott in accordance with their respective terms, except as that enforcement is subject to (1) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (3) any implied covenants of good faith and fair dealing.

We have relied as to matters of Panamanian law upon the opinion of Arias, Fabrega and Fabrega filed as Exhibit 5.2 to this Current Report on Form 8-K.

We limit the opinions we express above in all respects to matters of the contract law of the State of New York as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to this Current Report on Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose written consent Section 7 of the Act requires to be filed.

Very truly yours,

/s/ BAKER BOTTS L.L.P.